                                                                     EXHIBIT 5.1
                                                                     -----------

                             LOWENSTEIN SANDLER, PC
                                ATTORNEYS AT LAW

January 21, 2003

Electric Fuel Corporation
632 Broadway, Suite 301
New York, New York 10012

Dear Sirs:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 3,250,000 shares of common stock (the "Shares"), par value $.01 per share, of Electric Fuel Corporation, a Delaware corporation, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, the Shares have been duly authorized, validly issued, and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

Very truly yours,

LOWENSTEIN SANDLER PC


65 Livingston Avenue    Roseland, New Jersey   [LOGO]    Telephone: 973-597-2500
                        07068-1791                       Facsimile: 973-597-2200
                                                         www.lowenstein.com